 April 26, 2001

[MUELLER LETTERHEAD]

Dear Shareholder:

I am sure you have received a separate proxy solicitation from the Sheet Metal Workers International Association (the "Union") on behalf of its local affiliate that represents a group of our Springfield plant employees. In this solicitation, the Union seeks to have the Bylaws and Articles of Incorporation of Paul Mueller Company (the "Company") amended to eliminate the Company's Shareholder Rights Plan, which was designed to deter a hostile attempt to take over the Company on unfair and non-negotiated terms. Additionally, the Union is proposing its own candidate, Jay E. Sushelsky, for election to the Company's Board of Directors.

Soon you may receive an additional letter from the Union dated April 24, 2001, encouraging you to vote for Jay E. Sushelsky and for their proposal to have the Company's Shareholder Rights Plan eliminated.. The Union points out (as we did in our News Release of April 12, 2001) that Local 208 ratified the Company's last and final offer on April 7, 2001, and a new three-year collective-bargaining agreement is now in effect. The Union further indicates that "management's attacks on our motives are unfounded and irrelevant," presumably due to the new contract.

However, the major issue in negotiations was a "union security clause," which would require employees represented by the Union to pay union dues, or a service fee or its equivalent, as a condition of continued employment. The Company has proposed that all employees have the freedom of choice to pay or not to pay money to the Union, which is the same proposal that has been made since 1994. The new contract does not contain a Union security clause..

The Union, on behalf of its local affiliate that is the owner of 90 shares of the Company's stock, purports to be acting in the best interest of our shareholders. However, based on the small number of shares owned by the Union's local affiliate and the fact that an identical proposal by the Union regarding the Shareholder Rights Plan was rejected by the shareholders at last year's annual meeting, the Union's actions are viewed by management as a campaign to achieve, through continued harassment, what a majority of employees do not want and what the Union has failed to accomplish legitimately in contract negotiations.

Accordingly, management strongly urges you to vote FOR the two nominees for election as directors proposed by the Company's Board of Directors and to vote AGAINST the International Union's proposal relating to the Shareholder Rights Plan by SIGNING and IMMEDIATELYRETURNING the enclosed Mueller proxy card in the envelope provided. DO NOT RETURN to the Union any proxy card you may have received from them, even to vote against the Union's proposal.

If you have already signed and returned a proxy card sent to you by the International Union, you may revoke your previously signed proxy by simply signing and returning the enclosed Mueller proxy card with a later signature date in the enclosed envelope.

Sincerely,

/S/ DANIEL C. MANNA
President and Chief Executive Officer